FORM 8-K EXHIBIT 99


Exhibit 99 Text of registrant's press release dated April 30, 2000, as corrected May 1, 2000 -

For Immediate Release Contact:                  Michael Freitag or Wendi Kopsick
                                                Kekst and Company
                                                (212) 521-4800


FOR IMMEDIATE RELEASE


               STONE & WEBSTER REPORTS FIRST QUARTER 2000 RESULTS
                        AND OTHER CORPORATE DEVELOPMENTS

   Substantive Discussions Underway Regarding Possible Strategic Transactions, Including the Sale of All or Part of Its Engineering and Construction Assets;
   Company Will Include Provision for Cost Overruns In Revised 1999 Financials

BOSTON, Massachusetts, April 30, 2000 - Stone & Webster, Incorporated (NYSE: SW) today reported financial results for the first quarter ended March 31, 2000 and said it will revise its 1999 financial results to include a provision for a substantial cost overrun on an ongoing project. The Company also announced that it is currently engaged in substantive discussions regarding possible strategic transactions, including the sale of all or part of its engineering and construction business.

For the quarter ended March 31, 2000, Stone & Webster reported net income of $7.2 million or $0.51 per share, compared with a net loss of $58.7 million or $4.50 per share for the same period last year. Operating income was $10.8 million compared with an operating loss of $69.4 million, respectively, for the quarters ended March 31, 2000 and 1999. The first quarter 2000 results include operating income of $12.9 million from a settlement reached on an international project. The 1999 first quarter results reflected provisions of $74.0 million to cover completion costs for two international projects, one of which was the project for which a settlement was reached in the current quarter.

Engineering, Construction and Consulting revenue was $414.3 million, a 63 percent increase from the first quarter 1999 reported revenue of $254.7 million. New orders were $188.0 million compared with $148.8 million for the first quarter of 1999. Backlog was $2.4 billion compared with $2.6 billion at December 31, 1999.

Nordic Refrigerated Services, classified as a discontinued operation for financial reporting purposes, reported revenue of $10.7 million for the current quarter compared to $11.4 million for the quarter ended March 31, 1999. Operating income was $1.7 million for the current quarter compared to $2.0 million for the quarter ended March 31, 1999. The Company is continuing to pursue the sale of Nordic as planned.

Company officials were recently notified of an unanticipated cost overrun on a key project by a major subcontractor related to estimates to complete work during the first half of the current year. As a result, the Company conducted a thorough review of this project and, based on this review, the Company will record a provision of $27.5 million ($19.3 million after-tax or $1.47 per share) and will revise its 1999 financial statements and amend its 1999 Form 10-K.

As a result of the unanticipated overrun, coupled with previously reported operating losses, the Company is experiencing liquidity problems and is in substantive discussions with potential lenders and strategic partners to provide interim and long-term financing. The Company has also initiated discussions with certain subcontractors with regard to extended terms of payment. However, there are no assurances that these discussions will result in any ultimate agreement. If these efforts prove unsuccessful, the Company's independent public accountants have indicated that the Company's ability to continue as a going concern will be brought into question and, upon issuance of the amended 1999 Form 10-K, the independent public accountants will modify their report previously issued on April 14, 2000.

The issuance of a modified opinion by the Company's independent public accountants would be an event of default under the Company's credit agreement with its principal bank lenders. Based on discussions with the agent bank for such lenders, the Company expects to enter into a forbearance agreement with such lenders if and when such event of default occurs.

"In view of strategic developments in the Company's principal markets and the consolidation trends in our industry and our clients' end markets, the Board of Directors had retained Lazard Freres and Goldman Sachs to assist in exploring strategic alternatives," said H. Kerner Smith, Stone & Webster's Chairman, President and Chief Executive Officer. "The Board has accelerated these efforts and the Company is in substantive discussions regarding possible strategic transactions, including the sale of all or part of its engineering and construction business."

Stone & Webster is a global leader in engineering, construction and consulting services for power, process/industrial and environmental/infrastructure markets.


                            #   #   #


Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Any of the statements or comments made in this release that refer to the Company's estimated or future results are forward looking and reflect the Company's current analysis of existing trends and information. The Company cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, the uncertain timing of awards and contracts, changes in regulatory environments, changes in project schedules, changes in trade, monetary and fiscal policies world-wide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.


                                - TABLES FOLLOW -

                          STONE & WEBSTER, INCORPORATED
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)


                                                          Three Months Ended
                                                               March 31,
                                                          2000           1999
                                                          ----           ----
Revenue                                                 $414,337       $254,656
Cost of revenue                                          387,013        307,283
                                                        --------       --------
  Gross profit (loss)                                     27,324        (52,627)
General and administrative expenses                       16,550         16,726
                                                        --------       --------
Operating income (loss)                                   10,774        (69,353)
Other income (expense):
  Interest income                                            674            661
  Interest expense                                        (1,086)        (1,958)
                                                        --------       --------
Total other income (expense)                                (412)        (1,297)

Income (loss) from continuing operations before
  provision for taxes                                     10,362        (70,650)
Income tax provision (benefit)                             4,232        (10,000)
                                                        --------       --------
Income (loss) from continuing operations (a)               6,130        (60,650)

Discontinued operation:
  Income from discontinued operations                      1,708          1,956
  Income tax provision (benefit)                             598              -
                                                        --------       --------
Income from discontinued operation, net of tax             1,110          1,956
                                                        --------       --------

Net income (loss) (a)                                   $  7,240       $(58,694)
                                                        ========       ========

Basic and diluted earnings per share:

  Continuing operations (a)                                $0.43         $(4.65)
  Discontinued operation                                    0.08           0.15
                                                           -----         ------

Earnings per share                                         $0.51         $(4.50)
                                                           =====         ======

Weighted-average number of shares outstanding:
 Basic and diluted                                        14,219         13,053
                                                          ======         ======



(a) Includes pension related items, which reduced operating costs by $5,288 for the three months ended March 31, 2000 compared to $3,302 for the same period in the prior year. These items increased net income by $3,173 or $0.22 per share for the three months ended March 31, 2000 and by $1,981, or $0.15 per share for the same period in the prior year. Pension related items include a net pension credit for the Company's domestic subsidiaries and a net pension cost for its foreign subsidiaries. STONE & WEBSTER, INCORPORATED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)

                          STONE & WEBSTER, INCORPORATED
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (In thousands)


                                                                      Revised
                                                       March 31,    December 31,
                                                         2000          1999
                                                         ----          ----
Assets

Current assets:
  Cash and cash equivalents                            $ 36,911      $106,481
  Accounts receivable, principally trade                280,183       288,824
  Costs and revenues recognized in excess of
    billings                                            121,043        98,663
  Deferred income taxes                                  38,540        41,286
  Other                                                     829           404
                                                       --------      --------

Total current assets                                    477,506       535,658
  Assets held for sale                                    6,744         6,744
  Fixed assets, net                                      84,967        73,837
  Domestic prepaid pension cost                         162,867       157,089
  Net assets of discontinued operations                 111,681       112,110
  Prepaid expenses                                       12,378        11,719
  Other assets                                           32,558        36,139
                                                       --------      --------

Total assets                                           $888,701      $933,296

Liabilities and Shareholders' Equity

Current liabilities:
  Bank loans                                           $ 24,359      $ 22,793
  Current portion of long-term debt                       2,328         2,344
  Accounts payable                                      136,371       161,218
  Billings in excess of cost and revenues
    recognized                                          244,532       275,461
  Accrued liabilities                                    58,066        76,612
  Accrued taxes                                          28,739        17,371
                                                       --------      --------

Total current liabilities                               494,395       555,799

Long-term debt                                           19,035        19,950
Deferred income taxes                                    41,520        41,286
Other liabilities                                        13,070        11,216
Shareholders' equity                                    320,681       305,045
                                                       --------      --------

Total liabilities and shareholders' equity             $888,701      $933,296
                                                       ========      ========